UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 6, 2024

(Date of earliest event reported)

U.S. Lighting Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-55689	46-3556776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1148 E 222nd Steet, Euclid, Ohio 44117

(Address of principal executive offices) (Zip Code)

216-896-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2024, the board of directors of US Lighting Group, Inc. (the “Company”) appointed Joseph Matozzo (“Mr. Matozzo”) as chief executive officer of the Company. Mr. Matozzo has extensive experience as a chief executive officer with expertise in operational and infrastructure development. In December 2023, he began providing CEO consulting services through Joseph Matozzo Fractional Executive Services. From June 2021 to October 2023, Mr. Matozzo served as the director of cargo and a 20% stockholder for Emery Air, LLC, in Rockford, Illinois, where he managed sales, corporate strategy, operations, human resources, and accounting and finance for a $125 million business. He remains a member of the Emery Air, LLC board. From December 2017 to May 2020, he served on the board of directors and as vice president of operations of Total Airport Services, where he was general manager from June to December 2017. At Total Airport Services he developed a business model to accumulate revenue of $650 million. Prior to that, he was the owner and CEO of Matozzo Industries Inc., an organization with ownership across multiple industries and a global presence. Mr. Matozzo was responsible for business strategy development, which created 6,600 employees and sold in 2018 for an undisclosed amount.

We believe that Mr. Matozzo brings significant value to the Company as a seasoned strategic leader with extensive experience building strong foundations for successful multi-million-dollar enterprises. Mr. Matozzo has a bachelor’s degree in business and finance from La Salle University. He is 62 years old.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

US Lighting Group, Inc.

Dated September 16, 2024	/s/ Michael A. Coates
By Michael A. Coates
Chief Financial Officer

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